Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-131153) on Form S-8 of Linn Energy, LLC of our report dated October 3, 2006, relating to our audit of the Statements of Direct Revenues and Direct Operating Expenses of the Panhandle Properties for the years ended December 31, 2005, 2004 and 2003, included in this Current Report on Form 8-K/A.

/s/ Hein & Associates LLP

Houston, Texas
February 12, 2007